EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-138095, 333-153360, 333-169693, No. 333-218435, and Post-Effective Amendment No. 1 to Registration Statement No. 333-138095 on Forms S-8 of our reports dated February 23, 2018, relating to the consolidated financial statements of Leidos Holdings, Inc. and subsidiaries (“the Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the Company’s change in fiscal year end from the Friday nearest the end of January to the Friday nearest the end of December, effective for the 11-month period ended January 1, 2016), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended December 29, 2017.

/s/ Deloitte & Touche LLP

McLean, Virginia
February 23, 2018